Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

SENSATA TECHNOLOGIES, INC.,

as BUYER,

and

CYPRESS SEMICONDUCTOR CORPORATION,

as SELLER

February 27, 2007

ARTICLE 5 COVENANTS AND AGREEMENTS		27

5.1	Access to Seller Information.	27

5.2	Access to Buyer Information.	27

5.3	Required Conduct Prior to the Closing.	28

5.4	Prohibited Conduct Prior to Closing.	28

5.5	Confidentiality.	29

5.6	Collateral Agreements.	31

5.7	Non-Solicitation; No Hire.	31

5.8	Employment Matters.	31

5.9	Public Announcements.	32

5.10	Mail Handling.	32

5.11	Document Retention.	32

5.12	Further Action.	33

5.13	Exclusivity.	33

ARTICLE 6 CONDITIONS		33

6.1	Conditions to Obligations of Buyer and Seller.	33

6.2	Conditions to Obligations of Buyer.	34

6.3	Conditions to Obligations of Seller.	35

ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION		35

7.1	Survival of Representations, Warranties and Covenants.	35

7.2	Buyer Indemnification.	36

7.3	Seller Indemnification.	36

7.4	Indemnification Procedure.	37

7.5	Limitation on Recovery.	38

7.6	Insurance.	38

7.7	Sole and Exclusive Remedy.	39

7.8	Assignment of Claims.	39

7.9	No Set-Off.	39

ARTICLE 8 TERMINATION		39

8.1	Termination.	39

8.2	Effect of Termination.	40

ARTICLE 9 GENERAL		40

9.1	No Third Party Beneficiaries.	40

9.2	Notices.	40

9.3	Entire Agreement; Modification; Waiver.	41

9.4	Expenses.	42

9.5	Governing Law and Construction.	42

9.6	Assignment.	42

9.7	Relationship.	42

9.8	Counterparts.	42

9.9	Severability.	42

9.10	Dispute Resolution.	43

9.11	Employee Reporting.	43

EXHIBITS

Exhibit	Description
A	Transition Services Agreement

B	License Agreement

C	Intellectual Property Assignment

D	Bill of Sale

SCHEDULES

Schedule	Description
1.1(g)	Assumed Purchase Orders

1.1(u)	Delayed Delivery Assets

1.1(x)	Employees of Seller

1.1(aa)	Excluded Assets

1.1(jjj)	Road Map Designs

1.1(sss)	Third Party Licenses

1.1(www)	Transferred Intellectual Property

1.1(xxx)	Transferred Tangible Assets

2.2(c)	Assigned Contracts

2.7(e)	Nonassignable Assets

2.8(a)	Closing Deliverables

3.3	Consents of Third Parties re: Transferred Assets

3.4	Affiliate Transactions and Arrangements

3.7(b)	Leased Real Property Addresses

3.9	Litigation

3.10	Brokers or Finders Fees Paid by Seller

3.14(a)	Current Officers and Directors of SMaL

3.15	Seller’s Financial Statements

3.16	Material Contracts

3.17(a)	List of Business’ Top 5 Customers of the Products of the Business

3.17(b)	List of the Business’ Top 10 Suppliers and Vendors

3.18	Governmental Permits

4.4	Brokers or Finders Fees Paid by Buyer

6.2(f)	Consents and Approvals Received by Buyer

6.2(g)	Employees Accepting Employment with Buyer

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 27, 2007, by and between Sensata Technologies, Inc., a Delaware corporation (“Buyer”), and Cypress Semiconductor Corporation, a Delaware corporation (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS:

A. Seller is engaged, among other things, in the Business (as defined in Section 1.1).

B. Upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain assets of Seller related to the Business, and Seller desires to transfer to Buyer and Buyer desires to assume from Seller certain of the liabilities related to the Business.

C. Concurrently with the closing of the transactions contemplated under this Agreement and as an inducement to Seller and Buyer to enter into this Agreement, Seller and Buyer shall enter into the Transition Services Agreement, the License Agreement and the Intellectual Property Assignment.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties and covenants herein contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Certain Definitions. The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement, unless the context expressly or by necessary implication otherwise requires. In addition, the following terms shall have the meanings set forth below:

(a) “Affiliate” of a Person shall mean any Person that controls, is controlled by, or is under common control with, the applicable Party. A Person shall be deemed to be in control of another Person if, and for so long as, it owns or controls more than 50% of the voting power in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) of such other Person.

(b) “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or foreign law.

(c) “Agreement” shall have the meaning ascribed to such term in the introductory paragraph.

(d) “Allocation Notice” shall have the meaning ascribed to such term in Section 2.4.

(e) “Assigned Contracts” means all Contracts listed on Schedule 2.2(c).

(f) “Assumed Liabilities” shall mean only the following liabilities:

(i) obligations under each Assigned Contract listed on Schedule 2.2(c) that accrue or are incurred and are required to be performed after the Closing (other than obligations relating to breaches thereunder occurring on or prior to the Closing); and

(ii) obligations under the Assumed Purchase Orders that are required to be performed after the Closing.

(g) “Assumed Purchase Orders” shall mean the purchase orders set forth on Schedule 1.1(g) with respect to work-in-progress and the provision of services with respect thereto.

(h) “Bill of Sale” shall mean the bill of sale, entered into by and between Seller and Buyer as of the Closing Date, in substantially the form attached hereto as Exhibit D.

(i) “Business” shall mean that portion of Seller’s and its Subsidiaries’ business consisting of the automotive imaging division and the Osprey product business of Seller and its Subsidiaries located in Cambridge, Massachusetts (other than, in the case of the Osprey product business, those assets and liabilities that constitute “Excluded Assets” or “Excluded Liabilities”), as operated by Seller and its Subsidiaries as of the date of this Agreement. For the avoidance of doubt, the Business shall not include any of Seller’s Belgium-based imaging business (known as “FillFactory”).

(j) “Business Records” shall mean all books and records and other data of Seller and its Subsidiaries (including all Contracts, reports of examination, customer and supplier information and other records and information, including on discs, tapes and other data-storing media).

(k) “Buyer” shall have the meaning ascribed to such term in the introductory paragraph.

(l) “Buyer Disclosure Letter” shall have the meaning ascribed to such term in Article 4.

(m) “Buyer Indemnified Parties” shall have the meaning ascribed to such term in Section 7.3(a).

(n) “Buyer Material Adverse Effect” shall mean any change that is materially adverse to the ability of Buyer to consummate the transactions contemplated hereby within the timeframes contemplated hereby.

(o) “Closing” shall have the meaning ascribed to such term in Section 2.6.

(p) “Closing Date” shall have the meaning ascribed to such term in Section 2.6.

(q) “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

(r) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(s) “Collateral Agreements” shall mean: (i) the Bill of Sale; (ii) the Transition Services Agreement; (iii) the License Agreement; and (iv) the Intellectual Property Assignment.

(t) “Contract” shall mean any legally binding agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

(u) “Delayed Delivery Assets” shall mean those Transferred Assets listed on Schedule 1.1(u).

(v) “Delayed Delivery Date” shall mean the earlier of (i) June 14, 2007 and (ii) the date on which the lead customer sample of the Avocet test chip is delivered to Buyer.

(w) “Disagreement Notice” shall have the meaning ascribed to such term in Section 2.4.

(x) “Employees” shall mean those employees of Seller listed on Schedule 1.1(x).

(y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(z) “ERISA Affiliate” shall mean any Person at any relevant time considered a single employer with Seller or any of its Subsidiaries (including, for the avoidance of doubt, SMaL) under Section 414 of the Code.

(aa) “Excluded Assets” shall mean those assets of Seller and its Subsidiaries that are identified on Schedule 1.1(aa). For the avoidance of doubt, Buyer shall have no obligation to physically deliver to Seller any Excluded Assets.

(bb) “Excluded Liabilities” shall mean all of Seller’s or any of its Subsidiaries’ Liabilities, other than the Assumed Liabilities, including the following:

(i) any Liabilities in respect of Excluded Assets;

(ii) any Indebtedness of SMaL or the Business arising or incurred prior to the Closing;

(iii) all accrued expenses or payables arising or incurred prior to the Closing, other than obligations under the Assumed Purchase Orders required to be performed after the Closing;

(iv) any Liabilities of SMaL; or

(v) any Liabilities relating to or arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit plan, program or arrangement at any time maintained, sponsored or contributed to by Seller, any of its Subsidiaries (including, for the avoidance of doubt, SMaL) or any ERISA Affiliate, or with respect to which Seller, any of its Subsidiaries (including, for the avoidance of doubt, SMaL) or any ERISA Affiliate has any current or potential liability or obligation, or pertaining to the employment or service by, or termination from employment or service with, Seller, any of its Subsidiaries (including, for the avoidance of doubt, SMaL), or any ERISA Affiliate, of any Person.

(cc) “Finished Goods Inventory” shall mean the finished goods inventory of the Business suitable for sale to customers.

(dd) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(ee) “General Purpose Software” shall mean any computer software that is a computer operating system, a general-purpose personal computer application or utility (e.g., word processors or spreadsheets), software licensed by Seller for its business generally that is not primarily related to the Business, or software related to general and administrative business functions (e.g., payroll software or CRM software).

(ff) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(gg) “Governmental Permits” shall mean all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller or any of its Subsidiaries by a Governmental Entity which are necessary for the ownership and use of the Transferred Assets in the same manner as used by Seller, SMaL or any other applicable Subsidiary of Seller prior to the Closing.

(hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ii) “Indebtedness” means any Liabilities (i) in respect of borrowed money or evidenced by bonds, monies, debentures, or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) but excluding current trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP, (iii) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (iv) any obligation secured by a Lien on a Person’s assets, (v) any deferred compensation, change in control or other similar obligation, (vi) all severance and other restructuring obligations for steps implemented, committed to, or notified to Employees prior to the Closing, (vii) all obligations under any hedging, swap, or similar arrangement and (viii) accrued interest, premiums, fees, and prepayment penalties for any of the foregoing. Notwithstanding the foregoing, Indebtedness does not include any operating or lease obligations (other than capital leases).

(jj) “Indemnified Party” shall have the meaning ascribed to such term in Section 7.4(a).

(kk) “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.4(a).

(ll) “Intellectual Property Assignment” shall mean the intellectual property assignment, entered into by and between Seller and Buyer as of the Closing Date, in substantially the form attached hereto as Exhibit C.

(mm) “Intellectual Property” or “IP” shall mean (i) Patents and inventions, invention disclosures, and any other written (including on any electronic media) memorialization of inventions, (ii) copyrights, copyright registrations and copyright applications, and mask works (“Copyrights”), (iii) trade and industrial secrets, confidential information and know-how, (iv) trademarks, trade names and service marks, and the good will associated with each of such marks, (including any registrations or applications for registration of any of the foregoing) (“Marks”), (v) internet domain names, mask works, software; (vi) rights to sue and recover for any past, present, or future infringements or misappropriations thereof; and (vii) any analogous rights to those set forth above.

(nn) “Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world associated with Intellectual Property.

(oo) “Knowledge” shall mean the actual knowledge of (i) in the case of Seller, Brad Buss, Ahmad Chatila, Cliff Drowley, Pashupathy Gopalan, Richmond Hicks and Brian Lee, and (ii) in the case of Buyer, Gary Baker, Steven Major and Tim McBride.

(pp) “Lease” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller, SMaL or any other applicable Subsidiary of Seller holds a leasehold or subleasehold estate in (or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in) the Leased Real Property.

(qq) “Leased Real Property” shall mean all of Seller’s, SMaL’s or any other applicable Seller Subsidiary’s right, title and interest in the real property located at 10 Wilson Road, Cambridge, Massachusetts 02138.

(rr) “Liabilities” shall mean debts, liabilities and obligations of any nature whatsoever with respect to any event, occurrence, circumstance or condition arising or occurring prior to or through the Closing (whether such liabilities become known prior to, on or after the Closing Date), whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Transferred Assets or otherwise, and regardless of when asserted.

(ss) “License Agreement” shall mean the license agreement, entered into by and between Seller and Buyer as of the Closing Date, substantially in the form attached hereto as Exhibit B.

(tt) “Licensed IP” shall mean the Intellectual Property Rights licensed to Buyer pursuant to the License Agreement.

(uu) “Lien” shall mean any lien, claim, charge, license, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than a Permitted Lien.

(vv) “Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses (including reasonable attorneys’ fees, costs and expenses incurred in connection with investigation, defense and/or settlement of any claim), deficiencies or other charges.

(ww) “Non-Disclosure Agreement” shall mean that agreement dated as of September 29, 2006, by and between Seller and Buyer.

(xx) “Patent” means any issued patent or pending patent application (including any provisional patent application), and any and all divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, supplementary protection certificates and certificates of invention.

(yy) “Party” and “Parties” shall have the meaning ascribed to such terms in the introductory paragraph.

(zz) “Permitted Lien” shall mean any or all of the following (i) liens for Taxes and other similar governmental charges and assessments which are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (iii) undetermined or inchoate liens, charges and privileges existing as of the Closing Date and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the Transferred Assets or that are related to obligations that are not due or delinquent, (iv) non-exclusive licenses or other non-exclusive rights to any Transferred IP granted by Seller or any Affiliate thereof to any Third Party in the ordinary course of business, (v) security given in the ordinary course of business as of the Closing Date to any public utility, Governmental Entity or other statutory or public authority in connection with the Transferred Assets; and/or (vi) with respect to tangible property, liens that do not materially interfere with the use or operation of the property subject thereto.

(aaa) “Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock corporation, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency or political division thereof).

(bbb) “Post-Closing Covenant Breach” shall mean with respect to a Party, a breach of, nonfulfillment, non-performance or failure to comply with a covenant or agreement expressly made by such Party herein that is to be performed after the Closing. “Post-Closing Covenant Breach” shall not include a breach of, nonfulfillment, non-performance or failure to comply with a covenant or agreement expressly made by Seller in Article 5 of this Agreement solely relating to the operation, ownership or use of the Delayed Delivery Assets by Seller, SMaL or Seller’s other applicable Subsidiaries at any time on or prior to the Delayed Delivery Date.

(ccc) “Potential Contributor” shall have the meaning ascribed to such term in Section 7.8.

(ddd) “Pre-Closing Covenant Breach” shall mean (1) with respect to a Party, a breach of, nonfulfillment, non-performance or failure to comply with a covenant or agreement expressly made by such Party herein that is to be performed on or prior to the Closing or (2) a breach of, nonfulfillment, non-performance or failure to comply with a covenant or agreement expressly made by Seller in Article 5 of this Agreement solely relating to the operation, ownership or use of the Delayed Delivery Assets by Seller, SMaL or Seller’s other applicable Subsidiaries at any time on or prior to the Delayed Delivery Date.

(eee) “Purchase Price” shall mean Eleven Million Three Hundred and Fifty Thousand Dollars ($11,350,000).

(fff) “Registered IP” shall mean any Patents (including Patent applications), registered Copyrights (including Copyright applications), registered mask works, and registered Marks (including Mark applications).

(ggg) “Representatives” shall mean with respect to a Party, the directors, officers, employees, agents, investment bankers, attorneys, accountants and other advisors to, or representatives of, such Party and/or its Subsidiaries and Affiliates.

(hhh) “Retained Business Records” shall mean all Business Records of the Seller and its Subsidiaries that are not Transferred Business Records.

(iii) “Return” shall have the meaning ascribed to such term in Section 3.10(a).

(jjj) “Roadmap Designs” shall mean the products of the Business under development identified in Schedule 1.1(jjj).

(kkk) “Seller” shall have the meaning ascribed to such term in the introductory paragraph.

(lll) “Seller Disclosure Letter” shall have the meaning ascribed to such term in Article 3.

(mmm) “Seller Indemnified Parties” shall have the meaning ascribed to such term in Section 7.2(a).

(nnn) “Seller Material Adverse Effect” shall mean any change, event, state of facts, or effect (each an “Effect”), individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations, financial condition or employee, supplier or customer relations of the Business; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Seller Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been a Seller Material Adverse Effect: any Effect resulting from or arising out of (i) the announcement or pendency of this Agreement or the transactions contemplated hereby, including any loss of Employees, (ii) the performance by a Party of its obligations under this Agreement (other than those obligations set forth in Section 5.3 of this Agreement) or the Collateral Agreements or as required by applicable Laws or accounting requirements in effect as of the date hereof (or after the date hereof if such change in Law or accounting requirements does not disproportionately and adversely affect the Transferred Assets or the Business), (iii) general economic conditions in the United States or in any other country in which Seller is currently engaged in the Business or in the semiconductor industry to the extent that such conditions do not disproportionately and adversely affect the Transferred Assets or the Business, (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, or (v) any failure to meet financial projections in and of itself, but this subsection (v) shall in no way exclude from the definition of Seller Material Adverse Effect or from what constitutes a Seller Material Adverse Effect any development, Effect, condition or occurrence that gave rise to, contributed to or caused such failure to meet financial projections.

(ooo) “SMaL” shall mean SMaL Camera Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Seller.

(ppp) “Subsidiary” shall mean with respect to a Party, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more of the other Subsidiaries of such Party or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Party, or one or more Subsidiaries of such Party or a combination thereof.

(qqq) “Taxes” shall mean any United States, state, provincial, regional, local or foreign net income, alternative or add on minimum, gross income, gross receipts, property, sales, value-added, use, transfer, gains, license, excise, employment, payroll, services, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity.

(rrr) “Third Party” shall mean any Person not a party to this Agreement and not an Affiliate of the other referenced Person or Persons; provided that, as used in Sections 7.4 and 7.5, the term “Third Party” shall be deemed to exclude all Buyer Indemnified Parties and Seller Indemnified Parties.

(sss) “Third Party Licenses” shall mean those licenses identified on Schedule 1.1(sss).

(ttt) “Transferred Assets” shall have the meaning ascribed to such term in Section 2.1.

(uuu) “Transferred Business Records” shall mean all Business Records and all other information of the type described clauses (a) through (g) of the definition of “Other Business Confidential Information” in Section 5.5(b)(ii), in each case that primarily relates to the Business or the Transferred Assets.

(vvv) “Transferred Employee” shall mean each Employee that becomes an employee of Buyer (or a Subsidiary thereof) upon the Closing.

(www) Transferred IP” shall mean (1) all Intellectual Property owned or held by SMaL; (2) those Patents and Marks identified on Schedule 1.1(www); (3) to the extent owned by Seller, SMaL or any other applicable Subsidiary of Seller, all copyright and trade secret rights embodied in the Transferred Business Records; (4) to the extent owned by Seller, SMaL or any other applicable Subsidiary of Seller, all mask work rights in the mask works for the product designs included in the Transferred Tangible Assets; (5) to the extent owned by Seller, SMaL or any other applicable Subsidiary of Seller, all RTL (register transfer level) descriptions, test benches, synthesis scripts, timing scripts, place and route scripts, and other design-related software files and specifications for the product designs included in the Transferred Tangible Assets, and all copyrights therein; (6) to the extent owned by Seller, SMaL or any other applicable Subsidiary of Seller, all copyrights in the computer software included in the

Transferred Tangible Assets; and (7) to the extent owned by Seller, SMaL or any other applicable Subsidiary of Seller, all patent and trade secrets rights in all inventions disclosed in the invention notebooks, patent committee presentations and patent prosecution files included in the Transferred Business Records, and in all inventions (other than Licensed IP) invented by the employees of the Business while working for the Business that are embodied in the Roadmap Designs as such designs exist on the Closing Date.

(xxx) “Transferred Tangible Assets” shall mean the fixed and other tangible assets owned by Seller and its Subsidiaries identified in Schedule 1.1(xxx), which shall include the Transferred Business Records, the Finished Goods Inventory and the work-in-progress inventory under the Assumed Purchase Orders. For the avoidance of doubt, Seller shall have no obligation to physically deliver to Buyer any Finished Goods Inventory or work-in-progress inventory, in either case to the extent located at Third Party premises, under the Assumed Purchase Orders.

(yyy) “Transfer Taxes” shall mean all transfer, documentary, sales, registration, value-added, use and other similar Taxes, excluding, for the avoidance of doubt, any income Taxes, arising in connection with the consummation of the transactions contemplated hereby.

(zzz) “Transition Services Agreement” shall mean the transition services agreement, entered into by and between Seller and Buyer as of the Closing Date, substantially in the form attached hereto as Exhibit A.

(aaaa) “USPTO” shall mean the United States Patent and Trademark Office.

(bbbb) “WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, as amended.

(cccc) “Warranty Breach” shall mean with respect to a Party, an inaccuracy or breach of any representation or warranty expressly made by such Party herein. For purposes of clarity, the settlement of any Third Party Claim (including a settlement without admission of fault) by an Indemnified Party shall not, of itself, create a presumption that the Indemnified Party did not pay, incur or suffer a Loss as a result of such Third Party Claim that would be indemnifiable pursuant to Article 7 of this Agreement.

1.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “hereof” when used in this Agreement shall be deemed in each case to refer to this Agreement as a whole, not a specific paragraph, sentence, section, or similar limitation of scope. The words “ordinary course of business” when used herein shall be deemed in each case to be followed by the words “consistent with past practice and custom.”

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller shall, or shall cause one or more of its Subsidiaries to, irrevocably sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller or its Subsidiaries, all of Seller’s and its Subsidiaries’ right, title and interest (whether beneficial or of record) in, to and under the Transferred Assets as the same shall exist on the Closing Date, free and clear of any Liens; provided, however, that the Transferred Assets that constitute Delayed Delivery Assets shall not be sold, conveyed, transferred, assigned or delivered to Buyer at the Closing but shall be transferred in accordance with the terms of Section 2.1(b) of this Agreement. For purposes of this Agreement, “Transferred Assets” shall mean all assets, properties and rights set forth or described in subsections (i) through (vii) below:

(i) the Transferred IP;

(ii) the Transferred Tangible Assets;

(iii) all of Seller’s and its Subsidiaries’ rights under all Assigned Contracts;

(iv) all present and future claims, counterclaims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to the payment of Taxes), which may be asserted against any Third Party by Seller or any of its Subsidiaries to the extent (and only to the extent) that they relate to any Transferred IP or other Transferred Assets, including Buyer’s title to any Transferred Assets and the right to receive all proceeds and damages to the extent (and only to the extent) arising therefrom;

(v) all Governmental Permits, to the extent transferable to Buyer;

(vi) all outstanding shares of capital stock of SMaL; and

(vii) all goodwill of or relating to any of the foregoing, together with the right to represent to Third Parties that Buyer is the owner of any and all of the forgoing.

(b) Subject only to the occurrence of the Closing under this Agreement, on the Delayed Delivery Date, Seller shall, or shall cause one or more of its Subsidiaries to, irrevocably sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to acquire and accept from Seller or its Subsidiaries, without the payment of any additional consideration, all of Seller’s and its Subsidiaries’ right, title and interest (whether beneficial or of record) in, to and under the Transferred Assets that constitute Delayed Delivery Assets, free and clear of any Liens.

2.2 Assumption of Liabilities; Exclusion of Certain Liabilities; Assumption of Assigned Contracts.

(a) Upon the terms and subject to the conditions hereof, as of the Closing Date, Seller shall, or shall cause its Subsidiaries to, assign and transfer to Buyer, and Buyer shall assume and fully perform and discharge, on a timely basis and in accordance with their respective terms, only the Assumed Liabilities.

(b) Notwithstanding anything herein to the contrary, neither Seller nor SMaL nor any of Seller’s other applicable Subsidiaries shall assign and transfer to Buyer, and Buyer shall not assume or be responsible or liable for or otherwise be obligated to pay, perform or discharge, and Seller and its Subsidiaries will retain and remain responsible for and fully perform and discharge, on a timely basis and in accordance with their respective terms, all Excluded Liabilities.

(c) At the Closing, Seller shall assign to Buyer all of Seller’s and its Subsidiaries’ rights, and Buyer shall agree to assume all of the Assumed Liabilities, under each of the Assigned Contracts. On Schedule 2.2(c), each Assigned Contract is identified by the date of the Assigned Contract and the other Person(s) party to such Assigned Contract(s).

2.3 Transaction Consideration. In consideration for the Transferred Assets, Buyer shall deliver to Seller on the Closing Date (payable by wire transfer of immediately available funds to an account designated in writing by Seller not less than two (2) business days prior to the Closing) an amount equal to the Purchase Price.

2.4 Allocation of Purchase Price. Within ninety (90) days following the Closing, Seller shall submit to Buyer in writing the allocation of the Purchase Price (plus any Assumed Liabilities to the extent properly taken into account for United States federal income Tax purposes) among all of the Transferred Assets, in accordance with applicable law, including Section 1060 of the Code (the “Allocation Notice”); provided that the parties may agree to amend or adjust such methodology to the extent that the parties mutually determine necessary to properly reflect the fair market value of the Transferred Assets. Buyer shall have the right to consent to such allocation, provided that such consent may not be unreasonably withheld. Buyer shall be deemed to have accepted the Allocation Notice, and it shall be deemed final, unless Buyer provides written notice of disagreement setting forth the reasons for such disagreement to Seller within five (5) days of receipt of the Allocation Notice (the “Disagreement Notice”). If Buyer provides a Disagreement Notice, the Parties shall negotiate in good faith to resolve the differences. Each Party will report the transaction consistently with the Allocation Notice, including reporting on IRS Form 8594, for all Tax purposes. To the extent required by applicable law, the Allocation Notice or Accounting Report, as appropriate, will be revised to reflect any adjustment of the Purchase Price.

2.5 Transfer Taxes. Except as otherwise specifically provided for in the Collateral Agreements, all Transfer Taxes and related fees incurred in connection with this Agreement and the Collateral Agreements, and the transactions contemplated hereby, shall be borne equally by Buyer and Seller and paid at the Closing. To the extent reasonable and legally able to do so, Buyer and Seller shall cooperate with each other to minimize such Taxes. Seller shall file a Return with respect to such Transfer Taxes within the time period prescribed by law.

2.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California commencing at 10:00 a.m., local time, three (3) business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article 6 (other than those conditions which, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date the Parties may mutually determine (the “Closing Date”).

2.7 Further Assurances; Post-Closing Cooperation; Nonassignable Assets On the Closing Date or as soon thereafter as is reasonably practicable, Seller shall, in the manner and form reasonably specified by Buyer, deliver to Buyer all of the Transferred Assets, except to the extent that such Transferred Assets constitute Delayed Delivery Assets, in which event such obligation of Seller to deliver such assets to Buyer shall not become effective until the Delayed Delivery Date. Seller shall be entitled to retain copies of the Transferred Business Records, to the extent that any such records relate to the Seller (after consummation of the transactions set forth herein), except to the extent the disclosure of such documents or materials would violate any confidentiality agreement; provided, however, that Seller and its Subsidiaries shall continue to comply with the provisions of Section 5.5 with respect to such Transferred Business Records and any copies thereof.

(b) At any time after the Closing and prior to the fifth (5th) anniversary of the Closing Date, at Buyer’s request, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, license, assignment and confirmation, and provide such materials and information as Buyer may reasonably request to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Transferred Assets, and, to the full extent permitted by law or contract, and to put Buyer in actual possession and operating control of the Transferred Assets, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Collateral Agreements; provided, however that, to the extent that such Transferred Assets constitute Delayed Delivery Assets, the obligations of Seller to Buyer set forth in this Section 2.7(b) shall not become effective for such Delayed Delivery Assets until the Delayed Delivery Date. Any payments of fees and expenses for the preparation, recordation and filing of any such documents and any other out-of-pocket expenses incurred by Seller in connection with the foregoing shall be borne equally by Buyer and Seller and paid as such expenses are incurred by Seller.

(c) At any time on or following the Closing and prior to the fifth (5th) anniversary of the Closing Date, Seller will provide Buyer, upon Buyer’s reasonable prior written request, with copies and extracts from any Retained Business Records in its possession with respect to periods prior to the Closing, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, including by any Indemnified Party (as defined below), (iii) compliance with the requirements of any

Governmental Entity, (iv) in connection with any actual or threatened action or proceeding or (v) for any legitimate business purpose in connection with the Business (in which event Buyer shall be obligated to reimburse Seller for all reasonable out-of-pocket fees and expenses incurred by Seller in connection with making and delivering to Buyer such copies and extracts pursuant to this Section 2.7(c)(v)); provided, however, that Seller shall not be required to provide such copies and extracts where doing so would violate any material law, statute, ordinance, rule, regulation, order, judgment, decree or Contract, or waive any attorney-client or other similar privilege, and Seller may redact information regarding itself or its Subsidiaries or otherwise in each case that is not relating to the Transferred Assets, Assumed Liabilities and/or the Business, and, in the event such provision of information would reasonably be expected to violate any material law, statute, ordinance, rule, regulation, order, judgment, decree or Contract or waive any attorney-client or other similar privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(d) Except as otherwise contemplated for the Delayed Delivery Assets in Section 2.1(b), to the extent that Buyer notifies Seller that it cannot be granted physical possession of any Transferred Tangible Asset as of the Closing Date, such Transferred Tangible Asset shall be held by Seller for and on behalf of Buyer until such time as Buyer is able to take possession thereof, and during such period, Buyer shall bear all risk of loss, liability and cost (as applicable) to operate, maintain and repair such Transferred Tangible Assets (other than as caused by Seller’s or its Subsidiaries’ gross negligence or willful misconduct).

(e) Nothing in this Agreement shall be construed as an attempt or agreement to assign any Transferred Asset which by its terms or by law is nonassignable, or is nonassignable without the consent of any Third Party, unless and until a consent shall be given from the party whose consent would be required (“Nonassignable Assets”). Seller agrees, and shall cause SMaL and any other applicable Subsidiary of Seller, to cooperate with Buyer at its request and use all reasonable efforts to promptly obtain each such consent; provided, that neither Buyer nor Seller nor any of their respective Affiliates shall be required to make any payment or concession or otherwise incur any liability in consideration for procuring such consent. As of and from the Closing Date, Seller will promptly arrange for the transfer of title to Buyer of each of the Nonassignable Assets, as soon as possible by, among other steps, paying in full all amounts due to be paid by Seller or its Subsidiaries under any Contracts to which any of the Nonassignable Assets is subject. Until title to all of the Nonassignable Assets is transferred to Buyer, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the applicable Nonassignable Asset(s), at Buyer’s option, to perform all the obligations and receive all the benefits of Seller under the applicable Nonassignable Asset(s).

2.8 Closing Deliveries Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(i) a certificate registered in the name of Buyer representing all of the shares of capital stock of SMaL;

(ii) the certificate referred to in Section 6.2(e) hereunder;

(iii) the Bill of Sale, duly executed by Seller;

(iv) a certificate from the Secretary of State of Delaware, dated within five (5) business days of the Closing Date, as to the good standing of SMaL;

(v) the Transition Services Agreement, duly executed by Seller;

(vi) the License Agreement, duly executed by Seller;

(vii) the Intellectual Property Assignment, duly executed by Seller; and

(viii) such other documents and instruments as Buyer reasonably requests prior to the Closing Date.

(b) Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following:

(i) the Purchase Price;

(ii) the certificate referred to in Section 6.3(e) hereunder;

(iii) the Bill of Sale, duly executed by Buyer;

(iv) the Transition Services Agreement, duly executed by Buyer;

(v) the License Agreement, duly executed by Buyer;

(vi) the Intellectual Property Assignment, duly executed by Buyer; and

(vii) such other documents and instruments as Seller reasonably requests prior to the Closing Date.

2.9 Delayed Delivery Date Deliveries. On the Delayed Delivery Date, Seller and Buyer shall deliver to each other executed copies of a Bill of Sale for the Transferred Assets that constitute Delayed Delivery Assets.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Seller disclosure schedule attached hereto (the “Seller Disclosure Letter”) (each such disclosure of which shall reference the appropriate section and, if applicable, subsection of this Article 3 to which it relates, and each such disclosure of which shall be deemed to be incorporated by reference into the applicable representations and warranties made in this Article 3; provided, that any information disclosed under any paragraph of the Seller Disclosure Letter shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause), Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has all necessary corporate powers to own its properties and to carry on its business (including the Business) as currently owned and operated, and is duly qualified to transact business in all jurisdictions in which the nature of its business (including the Business) or of its properties makes such qualification necessary.

3.2 Authority; No Violations Seller has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the Collateral Agreements, subject to satisfaction of Seller’s conditions set forth herein, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, SMaL or any other applicable Subsidiary of Seller or their respective shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. The Collateral Agreements, when executed and delivered by Seller, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) The execution, delivery and performance of this Agreement and the Collateral Agreements by Seller do not and will not, and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under (1) any provision of the certificate of incorporation or the bylaws of Seller, SMaL or any other applicable Subsidiary of Seller, (2) any material statute, law, ordinance, rule, regulation, order, judgment or decree applicable to Seller or the Transferred Assets, or (3) any Assigned Contract (other than as may be cured pursuant to the consents described in Schedule 3.3).

3.3 Consents. Except for the applicable requirements of the HSR Act and other similar anti-trust requirements of foreign Governmental Entities, if any, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by or with respect to Seller, SMaL or any other applicable Subsidiary of Seller in connection with the execution and delivery of this Agreement or the Collateral Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, except for consents of Third Parties (as listed in Schedule 3.3) which are required to transfer or assign to Buyer any Transferred Assets or assign the benefits of or delegate performance with regard to any Transferred Assets.

3.4 Affiliate Transactions. Except as set forth on Schedule 3.4 and except in any such individual’s capacity as an officer, director or employee of Seller or a Subsidiary of Seller, no officer, director, employee, shareholder or Affiliate of Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest (i) is a party to any agreement, Contract, commitment or transaction with Seller or its Subsidiaries that pertains to the Business, (ii) has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business or (iii) provides any services to Seller or its Subsidiaries in respect of the Business. With respect to all arrangements required to be described on Schedule 3.4, the pricing and other terms of such arrangements are no less favorable than those which Seller would reasonably be expected to obtain in an arms-length transaction with an unaffiliated Third Party.

3.5 Business Changes. Since October 1, 2006 and through the date hereof, except as otherwise required by this Agreement, Seller, SMaL and any other applicable Subsidiary of Seller have held and used the Transferred Assets and conducted the Business only in the ordinary course of business and, without limiting the generality of the foregoing:

(a) There have been no changes with respect to any Transferred Assets that, in the aggregate, have had or would be reasonably expected to have a Seller Material Adverse Effect;

(b) Other than Permitted Liens, neither Seller, SMaL nor any other applicable Subsidiary of Seller has mortgaged, pledged, or otherwise encumbered any of the Transferred Assets;

(c) Other than Permitted Liens, neither Seller, SMaL nor any other applicable Subsidiary of Seller has sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any (i) assets of Seller or of any applicable Subsidiaries of Seller that, if still owned by Seller or any of its applicable Subsidiaries, would constitute Transferred Assets, except sales of inventory in the ordinary course of business, or (ii) any Intellectual Property originally owned or developed by SMaL, other than in connection with sales of inventory in the ordinary course of business, regardless of whether such Intellectual Property was transferred to Seller, its Subsidiaries or a Third Party;

(d) There has not been any cancellation or other termination, or any notice in writing or other written communication of any intent to cancel or terminate, a material business relationship with Seller or SMaL (or, to the extent related to the Business, any other applicable Subsidiary of Seller) by or from any distributor, customer, supplier or vendor listed on Schedule 3.17(a) or 3.17(b);

(e) There has not been any entry by Seller, SMaL or any of Seller’s other applicable Subsidiaries into, or material modification, amendment or cancellation of any Material Contract;

(f) There has not been any material revaluation by Seller or any of its Subsidiaries of any of the Transferred Assets, taken as a whole, or incident of damage, destruction, theft or casualty loss of the Transferred Assets, whether or not covered by insurance, having a replacement cost or fair market value in excess of $25,000 in the aggregate;

(g) There has not been any disposing of, nor has Seller or SMaL permitted to lapse, any rights to the use of any Transferred IP, or disposing of or disclosing (except in the ordinary course of its business consistent with past practice) to any Person (other than representatives of Buyer) any trade secret of Seller or SMaL material to the Transferred Assets or any other Transferred IP that is not a matter of public knowledge;

(h) There has not been any settlement or compromise of any litigation involving the Business;

(i) SMaL has not issued, delivered or sold, or authorized or proposed the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any of its shares, equity interests, or convertible securities;

(j) Neither the Business nor SMaL has incurred any Indebtedness, other than in the ordinary course of business;

(k) SMaL has not made or changed any election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment relating to SMaL, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SMaL, or taken any other similar action relating to the filing of any Return or the payment of any Tax;

(l) There has not been any amendment to SMaL’s certificate of incorporation, bylaws or other organizational documents;

(m) There has not been any increase in compensation of any Employee, other than increases in the ordinary course of business of not more than $10,000 for any Employee earning $75,000 or more per year or $100,000 in the aggregate;

(n) There has not been any other material change in the employment terms for any salaried Employees or the hiring of any Employee earning $100,000 or more per year; or

(o) There has not been any entry by Seller, SMaL or any of Seller’s applicable Subsidiaries into any Contract to take any action described in this Section 3.5.

3.6 Restrictions on Business Activities. There is no Contract (noncompete or otherwise), judgment, injunction, order or decree to which Seller, SMaL or any of Seller’s other applicable Subsidiaries is a party relating to the Business or the Transferred Assets which has or would reasonably be expected to have the effect of materially restricting the (i) use of the Transferred Assets as such assets are currently used by Seller, SMaL or any of Seller’s other applicable Subsidiaries primarily in the Business, or (ii) ownership, conduct or operation of the Business.

3.7 Title to Transferred Assets; Leased Property; Personal Property Seller and SMaL are the sole and exclusive owners of and have good and marketable title to, or a valid leasehold interest in, all of the Transferred Tangible Assets, free and clear of any Liens. The Transferred Assets, together with the Excluded Assets that constitute tangible assets, taken as a whole, are a sufficient set of tangible assets to conduct and operate the Business as the Business is currently conducted by Seller and its Subsidiaries.

(b) Schedule 3.7(b)(1) lists the address of the Leased Real Property, and a true and complete list of the Lease (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of the Lease documents. There are no oral Leases. Except as set forth in Schedule 3.7(b)(2), the Leased Real Property constitutes the only real property used by Seller, SMaL and any of Seller’s other applicable Subsidiaries in the Business. Except as set forth in Schedule 3.7(b)(1), with respect to the Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) Seller’s and SMaL’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to such Lease; (iii) neither Seller nor SMaL, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(c) The personal property contained in the Transferred Tangible Assets is in good operating condition, normal wear and tear excepted, and suitable for the purposes for which they are currently being used.

3.8 Intellectual Property Section 3.8(a) of the Seller Disclosure Letter lists all Transferred IP that is Registered IP and lists any proceedings or actions before any court, tribunal (including the USPTO or equivalent authority anywhere in the world) with respect to such Registered IP in which Seller, SMaL or any other applicable Subsidiary of Seller is a party.

(b) Each item of Transferred IP, including all Registered IP identified on Section 3.8(b) of the Seller Disclosure Letter, is free and clear of any Liens. Seller is the owner of all right, title and interest in the Transferred IP and Seller has the right to transfer to Buyer its interest in the Transferred IP in accordance with the terms hereof.

(c) To the extent that any material Transferred IP was developed or created independently or jointly by any Person other than an employee of Seller for which Seller has, directly or indirectly, paid or provided any other consideration, Seller has a written agreement with such Person with respect thereto, and Seller thereby has obtained full rights of ownership of such Transferred IP by operation of law or by valid assignment.

(d) Seller has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Transferred IP to any other Person.

(e) As of the date hereof, except as set forth in Section 3.8(e) of the Seller Disclosure Letter, Seller has taken all necessary actions to maintain all of the Transferred IP, including, without limitation, making payment of all maintenance and other fees when due.

(f) No claims have been asserted in writing to Seller or any of its Subsidiaries by any Person challenging or questioning the ownership, validity, enforceability or use by Seller of any of the Transferred IP, or claiming that the operation of the Business as historically conducted or the exploitation of the Transferred IP infringes or misappropriates any of the Intellectual Property Rights of any Person, and to Seller’s Knowledge, no such claims have been threatened in writing (or otherwise overtly threatened or asserted) nor is there a reasonable basis for any such claim.

(g) To Seller’s Knowledge, no Person is infringing or misappropriating the Transferred IP in any material respect.

(h) Except as set forth in Section 3.8(a) of the Seller Disclosure Letter, there are no claims, actions, suits, proceedings, investigations or inquiries relating to Seller or any of its Subsidiaries pending or threatened before any court, arbitrator or governmental or regulatory official or office, involving the Transferred IP. None of the Transferred IP is subject to any judgment, order or decree entered in any lawsuit or proceeding.

(i) Neither Seller nor SMaL nor any of Seller’s other applicable Subsidiaries is in default in any respect under any order, writ, judgment, award, injunction, or decree of any court or governmental agency, applicable to the Transferred IP.

(j) Except as set forth in Section 3.8(j) of the Seller Disclosure Letter, neither Seller nor SMaL nor any of Seller’s other applicable Subsidiaries has agreed to indemnify any Third Party for or against any interference, infringement or misappropriation with respect to any Transferred IP.

(k) Except as set forth in Section 3.8(k) of the Seller Disclosure Letter, neither Seller nor SMaL nor any of Seller’s other applicable Subsidiaries has entered into any currently in force license agreements, or covenants not to sue, with respect to any Transferred IP, except for Permitted Liens.

(l) The Transferred IP, together with the Licensed IP and the IP licensed to Seller pursuant to the Assigned Contracts, constitutes all Intellectual Property, other than General Purpose Software and the Excluded Assets, that is necessary to conduct the Business as the Business is currently conducted by Seller.

(m) No Portfolio License (as such term is defined in the License Agreement) to which Seller, SMaL or any other applicable Subsidiaries of Seller is a party was entered into by Seller, SMaL or any other applicable Subsidiaries of Seller for the primary purpose of protecting otherwise allegedly infringing activities or products of the Business (as opposed to the general intent to protect all activities or products of Seller, or the primary intent to protect other activities or products of Seller), and Seller has no Knowledge that any such Portfolio License is necessary for the conduct of the Business as currently conducted by Seller. The agreements identified as “Cross Licenses” on Schedule 1.1(aa) are Portfolio Licenses.

3.9 Compliance with Laws; Litigation. The Transferred Assets have been used by Seller, SMaL and any of Seller’s other applicable Subsidiaries in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, orders, injunctions and judgments of or from Governmental Entities. Except as set forth on Schedule 3.9, since February 11, 2005, there have not been any pending, claims, actions, suits, proceedings of any kind whatsoever, including condemnation, expropriation or other proceeding in eminent domain, asserted by any Third Parties or any governmental investigations or written notices of violation or non-compliance under any permits or licenses or otherwise under applicable law pending or, to Seller’s Knowledge, threatened by or against Seller, SMaL or any of Seller’s other applicable Subsidiaries which relate to the Transferred Assets or the Business.

3.10 Brokers or Finders. Except as set forth on Schedule 3.10 which will be fully paid by Seller, neither Seller nor any other applicable Subsidiary of Seller has engaged any broker, investment banker, financial advisor or other Person entitled to any fee or commission as a finder, financial advisor or a broker in connection with this Agreement or the transactions contemplated hereby.

3.11 Taxes.

(a) To the extent applicable to the Transferred Assets or Buyer’s ownership of the Transferred Assets, (i) no audit or other examination of any federal, state, local and foreign returns, estimates, information statements and reports of Seller or SMaL (“Return”) is presently in progress, nor has Seller or SMaL been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Return filed by Seller or SMaL has been proposed formally or, to the knowledge of Seller or SMaL, informally by any Tax authority to Seller or SMaL or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Seller or SMaL does not file Returns that it is or may be subject to taxation by that jurisdiction.

(b) Seller has timely paid or withheld from the Employees (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal, state, local and foreign income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be withheld or paid, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There are no Liens for any Taxes on any of the Transferred Assets, other than with respect to Taxes not yet due and payable.

(d) To the extent applicable to the Transferred Assets or Buyer’s ownership of the Transferred Assets, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed against Seller or SMaL.

(e) Each Affiliated Group has filed all income Returns that it was required to file for each taxable period during which SMaL was a member of the group. All such Returns were correct and complete in all respects. All income Taxes owed by any Affiliated Group (whether or not shown on any Return) have been paid for each taxable period during which SMaL was a member of the group.

(f) SMaL has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances would reasonably be expected to obligate it to make any payments that are not deductible under Section 280G of the Code.

(g) SMaL is not a party to any Tax allocation or sharing agreement. SMaL has not been a member of any affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Seller) with respect to a taxable period for which the statute of limitations is open. SMaL does not have any liabilities for Taxes of any Person (other than Seller or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(h) SMaL will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) change in method of accounting for a taxable period ending on or prior to the Closing Date, (b) “closing agreements” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (c) intercompany transactions or excess loss amount described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (d) installment sale or open transaction disposition made on or prior to the Closing Date, or (e) prepaid amount received on or prior to the Closing Date.

(i) SMaL has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.12 Employee Benefit Plans. Seller, its Subsidiaries (including, for the avoidance of doubt, SMaL), and the ERISA Affiliates have complied in all material respects and are in material compliance with the requirements of COBRA, and Seller, its Subsidiaries (including, for the avoidance of doubt, SMaL) and the ERISA Affiliates have no Liability to provide post-employment or post-termination welfare or welfare-type benefits to any Person. None of Seller, its Subsidiaries (including, for the avoidance of doubt, SMaL), or any ERISA Affiliate maintains, sponsors, contributes to or has any Liability under or with respect to: (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code.

3.13 Bulk Transfer Laws . Seller represents (a) that the Transferred Assets do not include more than half of Seller’s inventory and equipment and (b) that there are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

3.14 SMaL Shares.

(a) Seller has furnished to Buyer a true, complete and correct copy of the certificate of incorporation and bylaws of SMaL, as may be amended to date. Each such document is in full force and effect. SMaL is not in material violation of any of the provisions of such documents. Schedule 3.14(a) lists all of the current officers and directors of SMaL.

(b) The authorized capital stock of SMaL (“SMaL Stock”) consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding. Seller is the record and beneficial owner of all such outstanding shares of SMaL Stock, free and clear of any Lien. All outstanding shares of SMaL Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable law, the certificate of incorporation or bylaws of SMaL or any Contract to which SMaL, Seller or any other Subsidiary of Seller is a party or otherwise bound. None of the outstanding shares of SMaL Stock have been issued in violation of any federal or state securities laws.

(c) No security convertible or exchangeable into or exercisable for SMaL Stock has been issued or reserved for issuance or is outstanding as of the date of this Agreement. There are no options, preemptive rights, warrants, calls, rights, stockholder agreements, voting trusts, proxies or other contracts of any kind to which SMaL, Seller or any other Subsidiary of Seller is a party, or by which any of them is bound, (x) obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of SMaL Stock or other securities convertible or exchangeable into or exercisable for SMaL Stock or (y) otherwise relating to SMaL Stock or other securities convertible or exchangeable into or exercisable for SMaL Stock.

(d) Except for Transferred IP held by SMaL and SMaL’s maintenance of the same and the Transferred Assets owned by SMaL, SMaL does not own, directly or indirectly, any assets, properties or other rights of any kind.

(e) Except as related to the maintenance of the Transferred IP registered to SMaL, SMaL does not have, directly or indirectly, any liabilities, commitments or other obligations of any kind, whether contractual, absolute, accrued, contingent or otherwise, whether known or unknown. All Taxes that have become due and payable by SMaL have been timely paid. SMaL has, or Seller has on behalf of SMaL, timely filed all Tax returns required to be filed by SMaL. Each such Tax return has been prepared in material compliance with all applicable laws and regulations, and is true, accurate and complete in all material respects as of the time of filing. Seller has delivered or made available to Buyer true, correct and complete copies of all Returns that relate specifically to income Taxes of SMaL.

3.15 Financial Statements. Seller has delivered to Buyer an accurate and complete copy of Seller’s statement of net sales, cost of sales, and direct operating expenses for the Business related to the Transferred Assets for each of the quarterly periods ending March, June, September and December 2006 (collectively, the “Unaudited Financials”). The Unaudited Financials are derived from the books and records of Seller, are prepared in accordance with GAAP (except as set forth on Schedule 3.15) and fairly present in all material respects the results of operations of the Business for the quarterly periods covered thereby.

3.16 Material Contracts. Schedule 3.16 sets forth a complete and accurate list of all leases of real property, customer and supplier Contracts (other than purchase orders in the ordinary course of business), Contracts relating to any Transferred IP, and any other material Contract that relates to the Transferred Assets or the Business (collectively, the “Material Contracts”). All of such Material Contracts are in full force and effect, and neither Seller nor SMaL nor, to Seller’s Knowledge, any other party to such Material Contracts is in material breach of or in material default under any of them, nor does any event or condition exist that after notice or lapse of time or both would reasonably be expected to constitute a material breach of or material default under such Material Contracts on the part of Seller or SMaL or, to Seller’s Knowledge, any other party to such Material Contracts. Seller has delivered to Buyer true and complete copies of all such Material Contracts.

3.17 Suppliers and Customers. The relationships of Seller and SMaL (and, to the extent related to the Business, any other applicable Subsidiary of Seller) with their suppliers, vendors and customers of the Business are good commercial working relationships, and since January 1, 2006, no supplier or customer of material importance to the Business has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with Seller or SMaL (or, to the extent related to the Business, any other applicable Subsidiary of Seller) or has decreased materially, or threatened in writing to decrease or limit materially, its services, supplies or materials to Seller or SMaL (or, to the extent related to the Business, any other applicable Subsidiary of Seller) or their usage or purchase of any products of the Business. Schedule 3.17(a) is a correct and complete list of the Business’ top 5 customers (based on amount of sales) of the products of the Business (including the amount of sales to each such customer) for the 12-month period ended December 31, 2006. Schedule 3.17(b) is a correct and complete list of the Business’ top 10 suppliers and vendors as of the date of this Agreement.

3.18 Governmental Permits. Schedule 3.18 lists all the Governmental Permits. Seller holds the Governmental Permits free and clear of any and all Liens. All Governmental Permits are in full force and effect, Seller is not in material violation of any term or provision or requirement of any such Governmental Permits, and, to Seller’s Knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Governmental Permit. Except as required under the HSR Act, Seller has obtained all licenses and permits and all Governmental Permits that are required to operate the Business as it is presently conducted by Seller and its Subsidiaries.

3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 or in the Collateral Agreements, Buyer acknowledges and agrees that none of Seller, any Subsidiaries or Affiliates of Seller nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Transferred Assets, the Assumed Liabilities or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Transferred Assets, (b) the use of the Transferred Assets after the Closing in any manner other than as used and operated by Seller or its Subsidiaries, or (c) the probable success or profitability of the ownership or use or of the Transferred Assets by Buyer after the Closing. Except for the representations and warranties contained in this Article 3 or in the Collateral Agreements, all Transferred Assets are conveyed on an “as is” and “where is” basis and all other warranties (whether statutory or implied) are specifically disclaimed. Except for the representations and warranties contained in this Article 3 or in the Collateral Agreements, neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person for any information provided to Buyer or its Representatives and any information, document, or material made available to Buyer or its counsel or other Representatives in Buyer’s due diligence review. The representations, warranties, covenants and obligations of Buyer, and the rights and remedies that may be exercised by Buyer shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Buyer or any of its Representatives. Nothing in this Section 3.19 shall operate or be construed to limit or otherwise affect Buyer’s rights and remedies with respect to Seller’s representations and warranties in this Article 3 and the Collateral Agreements, and in addition, nothing in this Section 3.19 shall operate or be construed to limit any claim for fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer disclosure schedule attached hereto (the “Buyer Disclosure Letter”) (each such disclosure of which shall reference the appropriate section and, if applicable, subsection of this Article 4 to which it relates, and each such disclosure of which shall be deemed to be incorporated by reference into the representations and warranties made in this Article 4; provided, that any information disclosed under any paragraph of the Buyer

Disclosure Letter shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure is relevant to such other section, subsection, paragraph or clause), Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate powers to own its properties and to carry on its business as now owned and operated and is duly qualified to transact business in all jurisdictions in which the nature of its business or of its properties make such qualification necessary.

4.2 Authority; No Violations.

(a) Buyer has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the Collateral Agreements, subject to satisfaction of Buyer’s conditions set forth herein, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer or its respective shareholders. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. The Collateral Agreements, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) The execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer do not and will not, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation under (a) any provision of the certificate of incorporation or the bylaws of Buyer or (b) any material statute, law, ordinance, rule, regulation, order, judgment or decree applicable to Buyer.

4.3 Consents. Except for the applicable requirements of the HSR Act and other similar anti-trust requirements of foreign Governmental Entities, if any, and the approval of the transactions contemplated under this Agreement and the Collateral Agreements by the requisite vote of members of the board of directors of Buyer, evidence of which has been received and delivered to Seller as of the date of this Agreement, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Collateral Agreements contemplated herein by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

4.4 Brokers or Finders. Except as set forth on Schedule 4.4 which will be fully paid by Buyer, Buyer has not engaged any broker, investment banker, financial advisor or other Person entitled to any fee or commission as a finder, financial advisor or a broker in connection with this Agreement or the transactions contemplated hereby.

4.5 Sufficient Cash Funds. Buyer will have available on the Closing Date and the date of any other payment obligation pursuant to the Collateral Agreements, sufficient funds (including acquisition capacity under its existing senior credit arrangements) to enable it to consummate the transactions contemplated hereby and by the Collateral Agreements, and as of the date hereof Buyer has no reason to believe that there any conditions to the drawing and payment of such funds which cannot be satisfied by Buyer as of the Closing Date and the date of any other payment obligation pursuant to the Collateral Agreements. Buyer shall fund the purchase price of this transaction either from its existing $150 million senior credit arrangement, as the same may be amended from time to time, or from its existing cash balances.

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1 Access to Seller Information. During the period commencing on the date hereof and continuing through the Closing Date (and solely with respect to the Delayed Delivery Assets, the Delayed Delivery Date), Seller, upon reasonable prior notice from Buyer to Seller, will (a) afford to Buyer and its Representatives, at reasonable times during normal business hours, access to the Leased Real Property and to Seller’s and its Subsidiaries’ personnel and professional advisors (including outside attorneys and accountants), Business Records (including personnel records of the Employees), Contracts and reports of examination, in each case to the extent related to the Business and (b) furnish Buyer and its Representatives with such additional financial, operating, and other data and information related to the Transferred Assets as Buyer may reasonably request; provided, however, that notwithstanding the foregoing, (i) Seller shall not be required to provide any financial, operating data or other information that is not currently available through Seller’s existing business processes or the creation of which would be unduly burdensome on Seller or that are not reasonably related to the Transferred Assets or Business, as applicable, (ii) such access granted pursuant to this Section 5.1 shall not include access to any Intellectual Property of Seller or its Subsidiaries, other than the Transferred IP, the Licensed IP and any other Intellectual Property of Seller that is necessary to conduct the Business as the Business is currently conducted by Seller, and (iii) Buyer shall not unilaterally contact any Employee without the prior written consent of Seller (which shall not be unreasonably withheld in order to allow Buyer to make offers of employment to the Employees or for program planning or integration purposes).

5.2 Access to Buyer Information. During the period commencing on the date hereof and continuing through the date of fulfillment of all payments and obligations due pursuant to any of the Collateral Agreements, Buyer, upon reasonable prior notice from Seller to Buyer, will furnish Seller and its Representatives with such financial, operating, and other data and information related to any payments or obligations due pursuant to any of the Collateral Agreements as Seller may reasonably request; provided, however, that notwithstanding the foregoing, (i) Buyer shall not be required to provide any financial, operating data or other information that is not currently available through Buyer’s existing business processes or the creation of which would be unduly burdensome on Buyer or that are not reasonably related to the payments under the Collateral Agreements, and (ii) Seller shall not unilaterally contact any employee of Buyer without the prior written consent of Buyer.

5.3 Required Conduct Prior to the Closing. Between the date hereof and the Closing Date (and solely as it relates to conduct with respect to the Delayed Delivery Assets in Section 5.3(c) below, the Delayed Delivery Date), unless otherwise agreed in writing by Buyer, Seller will:

(a) except as otherwise expressly required by this Agreement, continue to conduct and carry on the Business (including development and maintenance of supplier and customer relationships and maintenance and protection of the Transferred IP and other Transferred Assets) in the ordinary course of business, including complying in all material respects with all laws applicable to the Business and the Transferred Assets;

(b) give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of the occurrence or non-occurrence of any event that would reasonably by expected to cause any of the conditions set forth in Sections 6.2(a) and (b) (in the case of Seller) and 6.3(a) and (b) (in the case of Buyer) not to be satisfied; provided that delivery of any notice pursuant to this Section 5.3(b) shall not limit or otherwise affect any remedies available to the party receiving any such notice; and

(c) use commercially reasonable efforts to maintain all of the Transferred Assets in good operating condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements to such Transferred Assets in the ordinary course, including applying any insurance proceeds received in respect of the Transferred Assets to replace or repair such Transferred Assets.

5.4 Prohibited Conduct Prior to Closing. Except as otherwise expressly required by this Agreement, between the date hereof and the Closing Date (and solely with respect to the Delayed Delivery Assets, the Delayed Delivery Date), Seller will not and shall cause SMaL and any other applicable Subsidiaries of Seller not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), take any action, or fail to take any action within its reasonable control, as a result of which any of the changes, events or actions listed in Section 3.5 would, or would reasonably be expected to, occur. In addition, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will not and shall cause SMaL and any other applicable Subsidiaries of Seller not to:

(a) commence or settle any litigation that would directly affect the Transferred Assets; or

(b) sell, assign, license, lease, transfer or convey any of the Transferred Assets or commit itself to sell, assign, exclusively license, lease, transfer or convey any of the Transferred Assets, other than sales of inventory in the ordinary course of business.

5.5 Confidentiality.

(a) Each of the parties hereto agrees that the terms and conditions of the Non-Disclosure Agreement shall apply to the Proprietary Information (as such term is defined in the Non-Disclosure Agreement) of Buyer (including this Agreement), mutatis mutandi, with the same effect as if the Non-Disclosure Agreement were reciprocal in the rights, duties and obligations of Seller, on the one hand, and Buyer, on the other hand, thereunder. Each of the Parties hereto hereby further agrees that the information obtained in any investigation pursuant to Section 5.1 or 5.2 or pursuant to the negotiation and execution of this Agreement or the Collateral Agreements or the effectuation of the transactions contemplated hereby or thereby, shall be governed by the terms of the Non-Disclosure Agreement (the terms of which are incorporated herein by reference), as amended hereby. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement will terminate; provided, however, that the Parties hereby acknowledge that the confidentiality obligations of the parties in the Non-Disclosure Agreement will terminate only with respect to information relating to the Transferred Assets, Assumed Liabilities, Assigned Contracts or Assumed Purchase Orders (subject to Seller’s obligations under this Section 5.5), and that any and all other information provided to a Party (or its Representatives) concerning the other Party and its Subsidiaries (other than with respect to the Transferred Assets, Assumed Liabilities, Assigned Contracts or Assumed Purchase Orders) will remain subject to the terms and conditions of the Non-Disclosure Agreement after the Closing.

(b) Business Confidential Information.

(i) Seller acknowledges and agrees that, after the Closing, the Transferred Business Records, Transferred Assets, the Assigned Contracts, the Assumed Purchase Orders, and the Other Business Confidential Information (as defined below) that is not in the public domain or otherwise publicly available (unless such knowledge and information is in the public domain or publicly available as a result of a breach of this or any other nondisclosure or confidentiality agreement by Seller or any of its applicable Subsidiaries) (collectively, the “Business Confidential Information”) are considered by Buyer to be confidential and in the nature of trade secrets, access to and knowledge of which are essential to preserve the goodwill, customer relationships and ongoing business relationships of Buyer.

(ii) For purposes of this Section 5.5, “Other Business Confidential Information” means, other than the Transferred Business Records, the Transferred Assets, the Assigned Contracts, and the Assumed Purchase Orders, any item of information (or any portion thereof) that is not in the public domain or otherwise publicly available (unless such knowledge and information is in the public domain or publicly available as a result of a breach of this or any other nondisclosure or confidentiality agreement by Seller or any of its applicable Subsidiaries), to the extent such item (or such portion) consists of (a) information concerning the services offered by the Business, (b) customer development information (including customer and prospect lists) to the extent that such information relates primarily to the Business, (c) promotional and marketing techniques to the extent that such techniques relate solely to the Business, (d) pricing of the products and services offered by the Business, (e) plans and strategies of the Business, (f) development and expansion plans of the Business, and/or (g) the Design Information (as defined below).

(iii) For purposes of this Section 5.5, “Design Information” shall mean the following information, to the extent owned by Seller or any of its Subsidiaries and primarily related to the product designs included in the Transferred Assets: research and development, inventions and know-how (other than Patents, design flows and Seller semiconductor process-related inventions and know-how), copyrightable work product, databases, CAD/CAM files and other electronic files (excluding CAD/CAM or similar tools) and research and invention notebooks and records.

(c) Notwithstanding anything to the contrary set forth in this Section 5.5, Seller hereby agrees that following the Closing Date, it shall, and shall cause its Subsidiaries to, hold the Business Confidential Information in confidence and:

(i) shall not disclose or cause or permit to be disclosed any of the Business Confidential Information for any reason or purpose whatsoever, except and to the extent any such disclosure of Business Confidential Information is required by Law or court order and reasonable advance written notice thereof (to the extent reasonably practicable) is provided to Buyer to permit Buyer to seek a protective order or other appropriate remedy; provided that to the extent the Business Confidential Information also relates to a business of Seller or its Subsidiaries other than the Business, or is a portion of an item that also contains other information that relates to a business of Seller or its Subsidiaries other than the Business, then Seller may disclose such item or other information so long as, prior to any disclosure to a Third Party, Seller takes reasonable precautions to redact any portion that is Business Confidential Information that does not relate to a business of Seller or its Subsidiaries other than the Business and to otherwise maintain the confidentiality of the Business Confidential Information;

(ii) shall not use or cause or authorize to be used any of the Business Confidential Information (other than the Other Business Confidential Information) for any reason or purpose whatsoever, except as licensed or otherwise expressly permitted pursuant to the terms of this Agreement, the Transition Services Agreement or the License Agreement; and

(iii) shall not use or cause or permit to be used any of the Other Business Confidential Information for any reason or purpose whatsoever; provided that Seller may use such information to the extent such use relates to a business of Seller or its Subsidiaries other than the Business, subject to the confidentiality requirements of Section 5.5(a) above.

(d) The provisions of this Section 5.5 (except for Seller’s right to use information set forth in Section 5.5(c)(iii)) shall expire on the fifth anniversary of the Closing.

5.6 Collateral Agreements. The Parties shall negotiate in good faith, and use all reasonable efforts to finalize, as soon as practicable, and to enter into, as of the Closing, the Collateral Agreements.

5.7 Non-Solicitation; No Hire.

(a) Seller agrees that for a period of three (3) years from and after the Closing Date, it shall not, and it shall cause each of its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Buyer or any of its Subsidiaries) or hire any Transferred Employee, unless such person ceased to be an employee of Buyer and its Affiliates at least six (6) months prior to such solicitation or hire; provided, however, that in no event will any solicitation (but not hiring) through the placement of general employment advertising, internet postings, employee referrals, or other publication for general circulation be prohibited by this Section 5.7(a).

(b) Except with respect to an Employee, Buyer agrees that for a period of three (3) years from and after the Closing Date it shall not, and it shall cause each of its Subsidiaries and SBV not to, without the prior written consent of Seller, directly or indirectly, solicit to hire (or cause or seek to cause to leave the employ of Seller or any of its Subsidiaries) or hire (i) any person employed by Seller or any Subsidiary of Seller who became known to or was identified to Buyer or any of its Subsidiaries or SBV in connection with the transactions contemplated by this Agreement or the Collateral Agreements or (ii) any person engaged in the image sensor business of Seller (other than the Employees), unless, in either case, any such person ceased to be an employee of Seller and its Affiliates at least six (6) months prior to such solicitation or hire; provided, however, that in no event will any solicitation (but not hiring) through the placement of general employment advertising, internet postings, employee referrals, or other publication for general circulation be prohibited by this Section 5.7(b). For purposes of this Agreement, “SBV” means Sensata Technologies (so long as Buyer remains a Subsidiary of SBV), together with its present and future Subsidiaries (so long as such entities remain Subsidiaries of Buyer or SBV). If at any time during the term of this Section 5.7(b), Buyer is no longer a Subsidiary of SBV, then all obligations under this Section 5.7(b) with respect to SBV and all Subsidiaries of SBV, other than Buyer and its Subsidiaries, shall immediately terminate.

5.8 Employment Matters.

(a) Prior to the Closing Date, Seller shall use its commercially reasonable efforts to assist Buyer in extending an offer of employment to each Employee; provided that each such offer shall provide for employment by Buyer effective at the Closing Date and on terms that are comparable to those enjoyed by similarly situated employees of Buyer immediately prior to the Closing Date.

(b) Without limiting the generality of the definition of Excluded Liabilities, Buyer shall not assume any severance obligations or any outstanding employee benefits plans, including equity compensation plans, for the Employees.

5.9 Public Announcements. No Party or its Representatives will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior written consent of the other Party, except that a Party may make any disclosure required to be made under applicable law or stock exchange or national market system on which such Party lists its securities if such Party determines in good faith that it is necessary to do so and uses all reasonable efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

5.10 Mail Handling. Effective as of the Closing Date, Buyer and/or its Affiliates shall have the right to open all mail and packages delivered to it that are addressed to Seller or any of its Subsidiaries relating to the Transferred Assets and/or Assumed Liabilities. To the extent that Buyer and/or any of its Subsidiaries receives any mail or packages addressed to Seller or any of its Subsidiaries and delivered to Buyer and/or any of its Affiliates not relating to the Transferred Assets and/or Assumed Liabilities, Buyer shall promptly deliver such mail or packages to Seller, and any information acquired, directly or indirectly, through access to such mail or packages shall be subject to the confidentiality obligations provided in Section 5.5 hereunder. After the Closing Date, Buyer may deliver to Seller any checks or drafts made payable to Seller or any of its Subsidiaries that constitute a Transferred Asset, and Seller shall promptly deposit such checks or drafts, and, upon receipt of funds, reimburse Buyer within ten (10) days for the amounts of all such checks or drafts, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection. To the extent Seller or any of its Subsidiaries receives any mail or packages addressed and delivered to Seller but relating to the Transferred Assets and/or Assumed Liabilities, Seller shall, or shall cause such Subsidiaries to, promptly deliver such mail or packages to Buyer, and any information acquired, directly or indirectly, through access to such mail or packages shall be subject to the confidentiality obligations provided in Section 5.5 hereunder. After the Closing Date, to the extent that Buyer or any of its Affiliates receives cash or checks or drafts made payable to Buyer that constitute an Excluded Asset, Buyer shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Seller within ten (10) business days for such amount received, or, if so requested by Seller, endorse such checks or drafts to Seller for collection. After the Closing Date, to the extent that Seller, its Subsidiaries or any of their Affiliates receives cash or checks or drafts made payable to Seller that constitute a Transferred Asset, Seller shall promptly use such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, reimburse Buyer within ten (10) business days for such amount received, or, if so requested by Buyer, endorse such checks or drafts to Buyer for collection.

5.11 Document Retention. For a period of at least three (3) years from and after the date of this Agreement, neither party shall dispose of any records relating to the Business without the other party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

5.12 Further Action. Each Party shall use all reasonable efforts to (i) take, or cause to be taken, all actions (within its respective control) necessary to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement, including obtaining all consents and authorizations required for Buyer (in the case of Buyer) and for Seller (in the case of Seller) to consummate the transactions contemplated by this Agreement; provided, however that neither Buyer nor Seller nor any of their respective Affiliates shall be required to make any payment or concession or otherwise incur any liability in consideration for procuring any such consents or authorizations. Seller shall, and shall cause its Subsidiaries to, use all reasonable efforts to provide Buyer with all information regarding the Transferred Assets required for Buyer to satisfy its guaranty and security requirements as set forth in Buyer’s senior credit facility agreements.

5.13 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article 8 hereof, Seller shall not, and shall cause its Subsidiaries not to, or authorize any other Person on their behalf to directly or indirectly, (i) submit, solicit, initiate, knowingly encourage or discuss any proposal or offer from any Person relating to (A) any reorganization, dissolution or recapitalization of the Business or any of the Transferred Assets, (B) any merger or consolidation involving the Business or any of the Transferred Assets, (C) any sale of any of the Transferred Assets, other than inventory in the ordinary course of business, or (D) any similar transaction or business combination involving the Business or any of the Transferred Assets, (ii) enter into any Contract related to any such transactions or (iii) furnish any information with respect to or assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller shall, shall cause its Subsidiaries to, and shall direct their Representatives to, terminate any and all negotiations or discussions with any Third Party regarding any proposal concerning any of the transactions set forth in (A), (B), (C) or (D) above or other similar transactions, and Seller shall promptly notify Buyer if any proposal with respect to the foregoing, or any inquiry or contact by any Person with respect thereto, is made.

ARTICLE 6

CONDITIONS

6.1 Conditions to Obligations of Buyer and Seller. The obligations of Buyer to purchase the Transferred Assets and assume the Assumed Liabilities from Seller and Seller to sell (and cause its Subsidiaries to transfer) the Transferred Assets hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part only by Buyer and Seller acting jointly):

(a) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, order, writ, judgment, injunction, decree, stipulation or determination that is in effect on the Closing Date that has the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement or the

Collateral Agreements to occur on the Closing Date or otherwise making such transactions illegal. No non-frivolous litigation or proceeding by or before a Governmental Entity shall be pending for the purpose of enjoining or preventing the consummation of this Agreement or claiming that the consummation of this Agreement is illegal or, solely in the case of actions by a Governmental Entity, improper.

(b) All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Collateral Agreements, shall have occurred.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer hereunder to purchase the Transferred Assets and assume the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

(a) The representations and warranties set forth in Article 3 (without giving effect to any Seller Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except for such inaccuracies as would not in the aggregate, have a Seller Material Adverse Effect.

(b) Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

(c) Seller shall have delivered to Buyer the closing deliverables set forth in Section 2.8(a).

(d) There shall not have occurred a Seller Material Adverse Effect.

(e) Buyer shall have received at the Closing a certificate, dated as of the Closing Date, of an officer of Seller certifying that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(d) have been satisfied.

(f) Buyer shall have received copies of any consents and approvals identified on Schedule 6.2(f).

(g) At least 65% of the Employees set forth on Schedule 6.2(g) shall have accepted employment with Buyer to commence immediately upon the Closing.

(h) Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “Foreign Person” as defined in Section 1445 of the Code.

6.3 Conditions to Obligations of Seller. The obligations of Seller hereunder to sell (and to cause its Subsidiaries to transfer) the Transferred Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a) The representations and warranties set forth in Article 4 (without giving effect to any Buyer Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except for such inaccuracies as would not in the aggregate have a Buyer Material Adverse Effect.

(b) Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

(c) Buyer shall have delivered to Seller the closing deliverables set forth in Section 2.8(b).

(d) There shall not have occurred and be continuing a Buyer Material Adverse Effect.

(e) Seller shall have received at the Closing a certificate, dated as of the Closing Date, of an officer of Buyer certifying that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) have been satisfied.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties set forth in this Agreement shall survive for fourteen (14) months after the Closing Date, except for (a) the representations and warranties contained in Section 3.8 (Intellectual Property), which shall survive for twenty-four (24) months after the Closing Date, and (b) the representations and warranties contained in Sections 3.1 and 4.1 (Organization and Qualification), 3.2(a) and 4.2(a) (Authority), the first sentence of Section 3.7(a) (Title to Transferred Assets), 3.10 and 4.4 (Brokers or Finders), and 3.14 (SMaL Shares) (collectively, the items identified in this Section 7.1(b), the “Excluded Reps”), which shall survive indefinitely; provided, however, that the foregoing time limitation shall not apply to any claim for which a good faith written notice meeting the requirements set forth in Section 7.4 has been delivered prior to such date. Covenants that by their terms are to be performed after the Closing shall survive the Closing.

7.2 Buyer Indemnification.

(a) Subject to the limitations set forth in this Article 7, and as otherwise expressly set forth herein, Buyer hereby agrees to indemnify Seller and Seller’s Subsidiaries, Affiliates and Representatives (the “Seller Indemnified Parties”) against and agrees to hold the Seller Indemnified Parties harmless from any Loss paid, incurred or suffered by the Seller Indemnified Parties arising out of, resulting from, or relating to, in whole or in part, (i) a Warranty Breach, a Pre-Closing Covenant Breach or a Post-Closing Covenant Breach by Buyer; or (ii) the Assumed Liabilities.

(b) Notwithstanding anything herein to the contrary, except in the case of fraud, Buyer shall have no liability with respect to indemnification under this Agreement due to a Warranty Breach (other a Warranty Breach of any of the Excluded Reps) until the aggregate amount of Losses paid or incurred by the Seller Indemnified Parties due to all Warranty Breaches by Buyer exceeds $110,000 in the aggregate, whereupon the Seller Indemnified Parties shall be entitled to recover all such Losses (including such initial threshold amount).

(c) Notwithstanding anything herein to the contrary, except in the case of fraud, in no event shall Buyer be liable for indemnification under this Agreement due to (i) Warranty Breaches (excluding Warranty Breaches of an Excluded Rep) or Pre-Closing Covenant Breaches for any Losses, individually or in the aggregate, in excess of $1,100,000 or (ii) Warranty Breaches of an Excluded Rep for any Losses in excess of $10,000,000 in the aggregate.

7.3 Seller Indemnification.

(a) Subject to the limitations set forth in this Article 7, and as otherwise expressly set forth herein, Seller hereby agrees to indemnify Buyer and Buyer’s Subsidiaries, Affiliates and Representatives (including, after the Closing Date but only to the extent that such Losses arise after the Closing Date and relate to Seller’s ownership, operation or use of SMaL prior to the Closing Date or other Liabilities of SMaL, SMaL) (the “Buyer Indemnified Parties”) against and agrees to hold the Buyer Indemnified Parties harmless from any Loss paid, incurred or suffered by the Buyer Indemnified Parties arising out of, resulting from, or relating to, in whole or in part, (i) a Warranty Breach, a Pre-Closing Covenant Breach or a Post-Closing Covenant Breach by Seller; (ii) the Excluded Liabilities or (iii) a breach of the License Agreement by Seller.

(b) Notwithstanding anything herein to the contrary, except in the case of fraud, Seller shall have no liability with respect to indemnification under this Agreement due to a Warranty Breach (other a Warranty Breach of any of the Excluded Reps) until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties due to all Warranty Breaches by Seller exceeds $110,000 in the aggregate, whereupon the Buyer Indemnified Parties shall be entitled to recover all such Losses (including such initial threshold amount).

(c) Notwithstanding anything herein or in the License Agreement to the contrary, except in the case of fraud, in no event shall Seller, its Subsidiaries and Affiliates, in aggregate, be liable to the Buyer Indemnified Parties (i) for all Warranty Breaches by Seller (other than Warranty Breaches by Seller of the Excluded Reps and breaches of Section 3.8) and all Pre-Closing Covenant Breaches by Seller, its Subsidiaries and its Affiliates, in excess of $1,100,000 in the aggregate, (ii) for all Warranty Breaches of Section 3.8 by Seller and all breaches of the License Agreement by Seller, its Subsidiaries and its Affiliates, in excess of $2,200,000 in the aggregate, and (iii) for indemnification under this Agreement (other than with respect to Post-Closing Covenant Breaches by Seller, its Subsidiaries and its Affiliates or for Excluded Liabilities) and all breaches of the License Agreement by Seller, its Subsidiaries and its Affiliates, in excess of $10,000,000 in the aggregate.

7.4 Indemnification Procedure.

(a) Each Party agrees to give prompt notice (such Party with the obligation to give notice, the “Indemnified Party”) to the other Party (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Agreement, including, to the extent known, the amount and other details of such claim; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party shall have suffered actual prejudiced by such lack of timely and adequate notice. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of any Third Party claim at its own expense by giving prompt written notice to that effect to the Indemnified Party if (i) the Indemnifying Party shall acknowledge in writing its obligation to indemnify the Indemnified Party for any and all Losses thereto (subject to all the provisions set forth in this Agreement), (ii) the Third Party claim does not seek to impose on the Indemnified Party injunctive or other non-monetary relief, (iii) the Third Party claim does not involve any material customer or material supplier of the Indemnified Party or any executive officer or key employee of the Indemnified Party, (iv) the Third Party claim does not seek to invalidate any Transferred IP, and (v) at the time the Indemnifying Party receives notice of the Third Party claim, after the application of the threshold and cap as set forth in Section 7.3(b) and Section 7.3(c), the indemnification payments reasonably expected to be made by the Indemnifying Party in respect of such Third Party claim are greater than the harm to the Indemnified Party as a result of such Third Party claim; provided, however, that the Party that assumes the defense of any such Third Party claim shall keep the other Party reasonably informed of the progress of such Third Party claim. The Party that controls the defense of any such Third Party claim shall not enter into or consent to any compromise or settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the non-controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The non-controlling Party shall at all times have the right, at its option and expense (or at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the applicable Indemnified Party, a conflict or potential conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation advisable), to participate fully in, but not to control, any such defense. With respect to the defense and/or settlement of any Third Party claim, the Party controlling the defense against such Third Party claim shall use reasonable efforts to consider the strategy and other suggestions of the non-controlling Party; provided, however, that the controlling Party shall have no obligation to adopt such strategies or suggestions of the non-controlling Party. If the Indemnifying Party, within thirty (30) days after receipt of the Indemnified Party’s notice of claim, does not (i) give such written notice to take over the defense of such claim and proceed diligently to defend the claim or (ii) object to such claim in writing to the Indemnified Party, or within such period or thereafter fails to vigorously prosecute the defense of a Third Party claim, then the Indemnified Party shall have the right, but not the obligation, to undertake the defense of such claim for the account of and at the risk (subject to the limitations in Sections 7.3(b) and 7.3(c)) of the Indemnifying Party. The Parties shall cooperate in defending and/or settling any Third Party claim and shall have reasonable access to the books, records and personnel of the other Party which are pertinent to the defense and/or settlement and which are in the possession or control of such other Party. The Parties agree that any Indemnified Party, at its own expense, may join an Indemnifying Party in any action, claim or proceeding brought by a Third Party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

(b) Any claim for indemnification made directly by an Indemnified Party and which does not result from a Third Party claim or action shall be asserted by written notice. The Indemnifying Party shall have a period of 30 days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, such Party shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim.

7.5 Limitation on Recovery. With respect to any Loss claimed pursuant to Section 7.2 or Section 7.3, the Indemnifying Party shall not be liable, except in the case of fraud, for any incidental, special, consequential or punitive damages, including loss of profits or goodwill, except to the extent a Governmental Entity or settlement or other agreement has required such amounts to be paid to a Third Party; provided, however, that any royalties, license fees or other similar monetary payments or payment obligations for rights to Third Party Intellectual Property incurred or suffered by the Buyer Indemnified Parties arising out of, resulting from, or relating to, in whole or in part, a Third Party claim that is based upon a Warranty Breach of the representations in Section 3.8 shall not be considered incidental, special, consequential, punitive damages or loss of profits or good will for purposes of this Agreement. For the avoidance of doubt, the proviso in the immediately preceding sentence regarding royalties, license fees and other similar monetary payments or payment obligations for rights to Third Party Intellectual Property shall not create a presumption that any other types of payments that an Indemnified Party may be required to make in connection with a Third Party claim are incidental, special, consequential or punitive damages or loss of profits or goodwill.

7.6 Insurance. The amount of any Loss claimed pursuant to Section 7.2 or Section 7.3 shall be net of any amounts that the Indemnified Party actually recovers under insurance policies or agreements with respect to such Loss (net of any increase in premiums or other costs incurred therewith). The Indemnified Party shall use commercially reasonable efforts to secure payment from insurance policies, or any other Person responsible for such Loss. The Parties agree to treat indemnification payments as an adjustment to the Purchase Price.

7.7 Sole and Exclusive Remedy. Each Party acknowledges and agrees that after the Closing Date, except in the case of fraud, its sole and exclusive remedy for any and all claims for money damages relating to or arising out of any representation, warranty, covenant or agreement made by the other Party contained in this Agreement shall be pursuant to the indemnification provisions of this Article 7. Nothing set forth in this Agreement shall be deemed to prohibit or limit any Party’s right at any time before, on or after the Closing Date to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant contained in this Agreement in any court of competent jurisdiction.

7.8 Assignment of Claims. If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Loss pursuant to Section 7.2 or Section 7.3 and the Indemnified Party could have recovered all or a part of such Loss from a Third Party (other than a supplier, customer or key employee of the Buyer or its Affiliates) (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign to the Indemnifying Party such rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

7.9 No Set-Off. Neither Party may set off Losses against other payments to be made by the respective Party pursuant to this Agreement or any other Collateral Agreement without the written consent of the other Party.

ARTICLE 8

TERMINATION

8.1 Termination. Unless terminated pursuant to this Section 8.1 or as otherwise expressly set forth herein, this Agreement shall continue in full force and effect until full and final performance of all of the terms herein. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Buyer and Seller;

(b) by either Party if (i) the Closing has not occurred by March 27, 2007; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;

(c) by Buyer if:

(i) it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller such that the conditions to Closing set forth in Sections 6.1(b), 6.2(a) or 6.2(b) would not be satisfied and such breach has not been cured within thirty (30) days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or

(ii) if a Seller Material Adverse Effect shall have occurred since the date hereof and shall not have been cured within thirty (30) days after written notice to Seller; provided, however, that no cure period shall be required for a Seller Material Adverse Effect which by its nature cannot be cured.

(d) by Seller if:

(i) it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer such that the conditions to Closing set forth in Sections 6.1(b), 6.3(a) or 6.3(b) would not be satisfied and such breach has not been cured within thirty (30) days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(ii) if a Buyer Material Adverse Effect shall have occurred since the date hereof and shall not have been cured within thirty (30) days after written notice to Seller; provided, however, that no cure period shall be required for a Buyer Material Adverse Effect which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, or its Affiliates, officers, directors or stockholders, provided that each Party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.5, 5.7, 5.9, 5.10, Article 7, Article 9 and this Section 8.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any Party from liability for willful or intentional breach of this Agreement.

ARTICLE 9

GENERAL

9.1 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer upon or give to any Person other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

9.2 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the individual identified below for the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail registered or certified, postage prepaid, or on the day after mailing if mailed by Federal Express, and properly addressed as follows:

If to Buyer:	Sensata Technologies, Inc. 529 Pleasant Street Attleboro, MA 02703 Attention: Chief Executive Officer and General Counsel Telephone: Fax:

With a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 200 East Randolph Drive Chicago, IL 60621 Attention: Matthew E. Steinmetz, P.C. Jeffrey W. Richards, P.C. Telephone: (312) 861-2000 Fax: (312) 861-2200

If to Seller:	Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134 Attention: Chief Financial Officer Telephone: (408) 943-2600 Fax: (408) 943-4730

With a copy to (which shall not constitute notice):	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Attention: Matthew W. Sonsini, Esq. Telephone: (650) 493-9300 Fax: (650) 493-6811

9.3 Entire Agreement; Modification; Waiver. This Agreement and the schedules and exhibits attached to this Agreement set forth the entire agreement of the Parties with respect to the matters contained herein and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

9.4 Expenses. Each of the Parties shall pay all costs and expenses incurred or to be incurred by it (including, without limitation, all fees related to accounting, legal and other professional services) in negotiating and preparing this Agreement, the Collateral Agreements and the exhibits hereto and thereto, in closing and carrying out the transactions contemplated by this Agreement, the Collateral Agreements and the exhibits hereto and thereto, and in relation to the transfer of the Transferred Assets. For purposes of clarity, all costs and expenses incurred by SMaL and the Business prior to the Closing (including all costs and expenses incurred by Seller, SMaL and the Business in connection with the negotiation and execution of this Agreement and the Collateral Agreements and the performance by Seller of Seller’s obligations hereunder or thereunder), whether payable before or after the Closing, shall be paid by Seller.

9.5 Governing Law and Construction. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the state of Delaware without regard to any principles governing conflicts of laws. The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, shall not be applicable in the interpretation of this Agreement.

9.6 Assignment. This Agreement shall inure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations hereunder, by operation of law or otherwise (including pursuant to a reverse triangular merger), without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, without the consent of the other parties hereto Buyer may assign its rights and obligations hereunder, in whole or in part, (a) to one or more of its Affiliates, (b) to any of its or its Affiliates’ lenders as collateral security, and (c) in connection with any disposition or transfer of all or any portion of Buyer or its respective businesses in any form of transaction.

9.7 Relationship. The relationship of the Parties is determined solely by the provisions of this Agreement and the Collateral Agreements. Neither this Agreement nor the Collateral Agreements creates any agency, partnership, joint venture or trust.

9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic facsimile or other means of electronic transmission shall be considered original executed counterparts for purposes of this Section 9.8.

9.9 Severability. If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the Parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

9.10 Dispute Resolution. In the case of any disputes under this Agreement, the Parties shall first attempt in good faith to resolve their dispute informally, or by means of mediation as follows: any Party may, upon written notice to the other, submit such dispute to the other Party, or to such Party’s executives who have the authority to settle the controversy, who shall meet to attempt to resolve the dispute by good faith negotiations. In the event the Parties are unable to resolve such dispute within thirty (30) days after such notice is received, each Party may elect to submit the dispute to non-binding mediation in Boston Massachusetts. If such mediation is unsuccessful in resolving the dispute, any party may avail itself of any remedies available to it, whether at law or in equity, including recourse to any court of competent jurisdiction.

9.11 Employee Reporting. Buyer and Seller agree to utilize, or cause their respect Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to Employee wage reporting.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

SENSATA TECHNOLOGIES, INC.

By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	Chief Operating Officer

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
Name:	Brad W. Buss
Title:	Executive Vice President, Chief Financial Officer